Exhibit 99.4

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to (i) the use of our opinion letter dated February 12, 2022 to the Board of Directors of Elkay Manufacturing Company (the “Company”) included in Annex I to the Proxy Statement/Prospectus/Consent Solicitation Statement relating to the proposed merger of the Company and Zurn Water Solutions Corporation, and (ii) the references to such opinion in such Proxy Statement/Prospectus/Consent Solicitation Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ J.P. MORGAN SECURITIES LLC

April 4, 2022